Exhibit 10.3

AMENDMENT NO. 1

TO

STOCKHOLDER AGREEMENT OF

GENERAL MOLY, INC.

Amendment No. 1, dated October 26, 2012 (“Amendment”) to Stockholder Agreement, dated as of December 20, 2010, (“Stockholder Agreement”), between General Moly, Inc., a Delaware Corporation (the “Company”) and Hanlong (USA) Mining Investment, Inc., a Delaware corporation (“Hanlong”).

Recitals

A.            The Company and Hanlong are parties to the Stockholder Agreement, which deals with Hanlong’s ownership, disposition and voting of shares of Common Stock and establishes other rights and responsibilities of the parties with respect to such ownership by Hanlong.  In connection with a Subordinated Loan Agreement between the Company and Hanlong, the parties intend to enter into a stock warrant agreement (the “Stock Warrant”) pursuant to which Hanlong will have the right to acquire up to 10 million additional shares of Common Stock (the “Warrant Shares”) on the terms of the Stock Warrant.

B.            This Agreement amends the Stockholder Agreement to reflect the issuance of the Stock Warrant and the Warrant Shares.

C.            Capitalized terms used herein but not defined shall have the meaning specified in the Stockholder Agreement.

In consideration of the mutual covenants contained in this Agreement, the parties, intending to be legally bound, agree as follows:

Amendment

1.             The definition of Hanlong Ownership Percentage on Schedule A of the Stockholder Agreement is amended by adding the following sentence at the end of the definition:

“Not withstanding the foregoing, the Hanlong Ownership Percentage, as it may appear in any agreement between the Company and Hanlong entered into prior to October 26, 2012, shall be calculated without regard to the beneficial ownership of Common Stock resulting from ownership of a Common Stock Purchase Warrant (the “Stock Warrant”) dated October 26, 2012, or the shares of Common Stock that may be purchased pursuant to the Warrant (the “Warrant Shares”), such that neither the Stock Warrant nor the Warrant Shares will be included in the calculation of Hanlong’s beneficial ownership or the Hanlong Ownership Percentage or in the aggregate Shares outstanding.”

2.             Section 2.2 - Permitted Acquisition is amended by

(i) adding the following before the proviso:

“ or (d) the Stock Warrant or the Warrant Shares” and

(ii) by replacing the last part of the Section that currently reads “and their ownership after such acquisition would exceed the Maximum Percentage” with:

“and the Hanlong Ownership Percentage after such acquisition would exceed the Maximum Percentage.”

3.             The Stock Warrant and Warrant Shares shall be deemed to be “Equity Securities” for purposes of the Stockholder Agreement (except in calculating Maximum Percentage and Hanlong Ownership Percentage) regardless of when the Stock Warrant may be exercised, and shall be subject to the provisions of Articles II, III, IV and VI.  Notwithstanding the forgoing, the parties agree that the Stock Warrant and the Warrant Shares shall not be subject to the provisions of Article V of the Stockholder Agreement.

4.             Except as specifically amended by this Agreement, the Stockholder Agreement shall remain in full force and effect.

[Signature Page Follows]

GENERAL MOLY, INC.

By:	/s/ Bruce D. Hansen
Bruce D. Hansen
Chief Executive Officer

HANLONG (USA) MINING INVESTMENT, INC.

By:	/s/ Nelson Feng Chen
Name:	Nelson Feng CHEN
Title:	Director

[Signature Page to Amendment No. 1 to Stockholder Agreement]